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                                                                    EXHIBIT 99.2

CAPSTAR RADIO BROADCASTING PARTNERS, INC. PRICES
OFFER TO PURCHASE OUTSTANDING 13 1/4% NOTES DUE 2003


         AUSTIN, TEXAS, APRIL 14, 1998 -- On April 13, 1998, Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio"), a subsidiary of Capstar Broadcasting Partners, Inc., determined the price on and amended its previously announced tender offer relating to its 13 1/4% Senior Subordinated Notes due 2003 (the "Notes"). The tender offer is being made concurrently with a solicitation of consents (the "Consents") to proposed amendments to eliminate certain restrictive covenants and to amend certain other provisions of the indenture pursuant to which the Notes were issued.

         The offer price for each $1,000 in Note principal is $1,139.28 (the "Tender Offer Consideration"). The total consideration (the "Total Consideration") is the Tender Offer Consideration plus accrued and unpaid interest up to, but not including the Expiration Date (defined below) for a total of $1,174.72 per $1,000 in Note principal. The Total Consideration was determined by reference to a spread of 50 basis points over the yield to maturity on the 6.250% U.S. Treasury Note maturing May 31, 1999 as of 2:00 p.m., New York City time, on April 13, 1998.

         Holders who tender their Notes in the tender offer are obligated to consent to the proposed amendments to the Indenture and may not deliver consents without tendering Notes. No separate payment will be made for the consents delivered concurrently with tenders of Notes.

         The tender offer will expire at 5:00 p.m., New York City time, on Monday, April 27, 1998 (the "Expiration Date"), unless extended. Noteholders who validly tender (and do not withdraw) their Notes at or prior to such time will receive the Tender Offer Consideration of $1,139.28 per $1,000 in Note principal, plus accrued and unpaid interest on the Notes up to, but not including, the Expiration Date of $35.44 per $1,000 in Note principal. Payment of the Total Consideration will be made promptly after the Expiration Date.

         Consummation of the tender offer and consent solicitation, and payment of the Tender Offer Consideration, are subject to satisfaction or waiver of various conditions, including the receipt by Capstar Radio of validly tendered (and not withdrawn) Notes and Consents with respect thereto in an aggregate principal amount equal to a majority of the principal amount of outstanding Notes.

         BT Alex. Brown Incorporated is the Dealer Manager for the tender offer and the consent solicitation. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated March 30, 1998 (the "Offer to Purchase"), and the related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Questions and requests for assistance or for copies of the Offer to Purchase and related documents may be directed to BT Alex. Brown Incorporated at (212) 250- 9503.

         Capstar Radio is the largest radio broadcaster in the United States operating primarily in mid-sized markets. Since its first acquisition in October 1996, Capstar Radio has assembled, on a pro forma basis after giving effect to pending transactions, a nationwide portfolio of 300 owned and operated or programmed stations in 75 mid-sized markets.

         For more information contact:


         Lisa Dollinger
         Capstar Radio Broadcasting Partners, Inc.
         600 Congress Avenue, Suite 1400
         Austin, Texas
         Telephone No.    (512) 340-7800